SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

LEAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PROXY STATEMENT
INTRODUCTION
ELECTION OF DIRECTORS
DIRECTORS AND BENEFICIAL OWNERSHIP
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS
Definitive Proxy Statement

LEAR CORPORATION

21557 Telegraph Road
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 9, 2002
10:00 A.M., Eastern Time

March 29, 2002

Dear Fellow Stockholder:

      On behalf of the Board of Directors, you are cordially invited to attend the 2002 Annual Meeting of Stockholders to be held on Thursday, May 9, 2002, at 10:00 a.m. at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126. The purpose of the meeting is to:

1.	elect two directors; and

2.	conduct any other business properly before the meeting.

      Attendance and voting are limited to stockholders of record at the close of business on March 15, 2002. A list of stockholders entitled to vote at the meeting will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our offices during the ten days prior to the meeting and also at the meeting.

      Your vote is important. Whether you plan to attend or not, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

      Thank you for your continued support of our company.

Joseph F. McCarthy Vice President, Secretary and General Counsel

LEAR CORPORATION

21557 Telegraph Road
Southfield, Michigan 48034

PROXY STATEMENT

INTRODUCTION

Annual Meeting:	The 2002 Annual Meeting of Stockholders will be held at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126, on Thursday, May 9, 2002, at 10:00 a.m., Eastern Time.

Record Date:	The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 15, 2002.

Mailing Date:	We anticipate first mailing this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 9, 2002.

Agenda:	The agenda for the meeting is:

1. to elect two directors; and

2. to conduct any other business properly before the meeting.

Proxy Solicitation:	Our Board of Directors is soliciting this proxy. Certain of our officers and employees may also solicit proxies personally and by telephone. In addition, we are paying the cost of solicitation, including the cost of mailing. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy material to the beneficial owners of our common stock.

Voting of Proxies:	Properly dated, executed and returned proxies will be voted in accordance with your instructions. If no specific instructions are given, your shares will be voted FOR our Board’s nominees in item one.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies:	You may revoke your proxy at any time before it is voted at the meeting by:

• delivering to Joseph F. McCarthy, our Vice President, Secretary and General Counsel, a signed, written revocation letter dated later than the proxy;

• submitting a proxy with a later date;

• attending the meeting and voting either in person or by ballot.

Outstanding Shares:	On the record date, there were approximately 64,607,098 shares of our common stock outstanding, the only class of voting securities outstanding.

Quorum:	A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present.

Voting:	Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote:	Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the two individuals who receive the largest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. In the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as “present” and “entitled to vote” on the matter and, thus, a broker non-vote or the withholding of a proxy’s authority will have no effect on the outcome of the vote on the matter. A “broker non-vote” refers to shares of our common stock represented at the meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

Broker Votes:	Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of common stock in street name who do not receive instructions from beneficial owners by the date specified in the statement accompanying this proxy material are entitled to vote on the election of directors and the appointment of independent auditors.

Annual Report:	Lear Corporation’s 2001 Annual Report is being mailed to you with this proxy statement.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

      Our Board consists of three classes. One class of directors is elected at each annual meeting of stockholders to serve a three year term. Directors elected at the 2002 Annual Meeting of Stockholders will hold office until their successors are elected at the 2005 Annual Meeting of Stockholders. Directors not up for election this year will continue in office for the remainder of their terms.

      The Nominating Committee has nominated Robert E. Rossiter and James H. Vandenberghe to stand for election to our Board. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of all nominees.

      All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.

Nominees For Terms Expiring at the 2005 Annual Meeting

Robert E. Rossiter:	Age: 56

Mr. Rossiter is our President and Chief Executive Officer, a position he has held since October 2000. Mr. Rossiter has served as our President from 1984 until the present and served as Chief Operating Officer from 1988 to April 1997 and from November 1998 to October 2000. Mr. Rossiter has been a director of Lear since 1988. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 to November 1998. Mr. Rossiter also serves on the Michigan Minority Business Development Council (MMBDC) as Vice Chairman.

James H. Vandenberghe:	Age: 52

Mr. Vandenberghe is our Vice Chairman, a position which he has held since November 1998. Mr. Vandenberghe has been a director of Lear since 1995. He served as our President and Chief Operating Officer — North American Operations from April 1997 to November 1998. He also served as our Chief Financial Officer from 1988 to April 1997 and as our Executive Vice President from 1993 to April 1997. Mr. Vandenberghe is also a director of Covisint, LLC.

YOUR BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE.

DIRECTORS AND BENEFICIAL OWNERSHIP

Directors

      Set forth below is a description of the business experience of each of our directors other than Messrs. Rossiter and Vandenberghe, whose biographies are set out in the section entitled “Election of Directors.” The terms of directors Mrs. Elder, Mr. Spalding and Mr. Stern expire at the annual meeting in 2003 and the terms of directors Mr. McCurdy, Mr. Parrott and Mr. Way expire at the annual meeting in 2004.

Irma B. Elder:	Age: 71

Mrs. Elder, who has been a director of Lear since February 1997, has owned and operated various Detroit area automobile dealerships since 1983. In addition, Mrs. Elder serves on the board of directors of the Federal Reserve Bank of Chicago (Detroit Branch). Mrs. Elder is also a board member of the Detroit Chamber of Commerce and a member of the Michigan Hispanic Chamber of Commerce.

Larry W. McCurdy:	Age: 66

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and after-market supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of American Axle and Manufacturing Holdings, Inc., General Parts Inc., Mohawk Industries, Inc. and Breed Technologies, Inc.

Roy E. Parrott:	Age: 61

Mr. Parrott, who has been a director of Lear since February 1997, has been the President of Business Operations for Metaldyne Corporation since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000.

David P. Spalding:	Age: 47

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding has been a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding is also a director of AMTROL, Inc., Williams Scotsman, Inc. and Frank’s Nursery & Crafts, Inc.

James A. Stern:	Age: 51

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group L.L.C., a position he has held since 1994. He is also a director of Cinemark U.S.A., Inc., AMTROL, Inc., Frank’s Nursery & Crafts, Inc., and WESCO International, Inc.

Kenneth L. Way:	Age: 62

Mr. Way is our Chairman of the Board, a position he has held since 1988. Mr. Way also served as our Chief Executive Officer from 1988 to October 2000. Mr. Way has been with Lear for 36 years. Mr. Way also serves as a director of Comerica, Inc., CMS Energy Corporation, WESCO International, Inc. and the Henry Ford Health Systems.

Board Information

Board Meetings

      In 2001, our full Board held five meeting. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he or she serves.

Executive Committee

      The Executive Committee, which held no meetings during 2001, consists of Mr. Way, Mr. Rossiter, Mr. Stern and Mr. Spalding, with Mr. Stern serving as Chairman. The Executive Committee, during intervals between meetings of our Board, may exercise certain powers of our Board in the general supervision and control of the business and affairs of our company.

Audit Committee

      The Audit Committee, which held seven meetings during 2001, consists of Mr. Shower, who serves as Chairman, Mrs. Elder, and Mr. McCurdy. Mrs. Elder and Messrs. Shower and McCurdy are all non-employee directors. Mr. Shower, whose three year term expires at this annual meeting, has decided not to stand for re-election as a director to our Board. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” beginning on page 20.

Compensation Committee

      The Compensation Committee, which held three meetings during 2001, currently consists of Mr. McCurdy, Mr. Parrott and Mr. Spalding, with Mr. McCurdy serving as Chairman. Mr. Spalding became a member of the Compensation Committee in May 2001. Mr. McCurdy, Mr. Parrott and Mr. Spalding are all non-employee directors. The responsibilities of the Compensation Committee are:

•	to review and approve salaries, bonuses and other benefits relating to compensation of our officers and senior management and

•	to approve awards under the Long-Term Stock Incentive Plan and stock option plans.

Nominating Committee

      The Nominating Committee, which held no meetings during 2001, consists of Mr. Stern and Mr. Rossiter, with Mr. Stern serving as Chairman. David Bing also served on our Nominating Committee during 2001. Mr. Bing resigned from his position as a Director effective February 4, 2002. The Nominating Committee has responsibility and authority to recommend to our Board:

•	nominees for election or re-election, as the case may be, to our Board;

•	candidates for membership on the various committees of our Board; and

•	in the event of a vacancy in the office of Chief Executive Officer, a successor Chief Executive Officer.

      The Nominating Committee will consider recommendations for director nominees made by our stockholders. Recommendations for nominations to be voted on at our 2003 annual meeting of stockholders must be in writing and delivered to or received by Joseph F. McCarthy, Vice President, Secretary and General Counsel, not less than sixty days or more than ninety days prior to the 2003 annual meeting, must state the name, age, address, principal occupation, background and qualifications of the person recommended, and must comply with the other applicable provisions of our by-laws, as amended.

Compensation of Directors

      During 2001, our non-employee directors received an annual fee of $36,000. One-half of the annual retainer is payable in shares of common stock and the remaining one-half, at the election of each non-employee director, in either cash or shares of common stock. Each non-employee director received a fee of $1,000 for each meeting of our Board that they attended and for each committee meeting they attended. Each non-employee director who chaired a committee of our Board received an additional fee of $1,000 for each such committee meeting attended. Non-employee directors were also reimbursed for their expenses incurred in attending meetings.

      A non-employee director may elect to defer receipt of all or part of his or her annual retainer. At the non-employee director’s election, amounts deferred will be:

•	credited with interest at an annual rate equal to the prime rate plus one percent; or

•	accounted for as if invested in shares of common stock.

      Amounts deferred are paid to the non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control occurs.

      In addition, each non-employee director received an option to purchase 1,250 shares at a price equal to the fair market value of the common stock on the date of grant. In 2001, option grants to non-employee directors were made on May 3rd at an exercise price of $35.93. The options granted to non-employee directors expire ten years from the date of grant and generally become exercisable in three years regardless of a non-employee director’s continued service. Non-employee directors will be eligible to receive option grants in the future as partial compensation for their services.

      In February 1997, we implemented stock ownership guidelines for non-employee directors. These ownership guidelines require each non-employee director to own stock equal in value to three times the annual retainer within five years of becoming a director. Non-employee directors who have not made substantial progress towards this goal within three years of becoming a director will have all of their annual retainer delivered in shares of common stock.

      Directors who are also our employees receive no additional compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or committee meetings of our Board.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 15, 2002 (except as indicated below), beneficial ownership, as defined by Securities and Exchange Commission rules, of our common stock and ownership of our restricted stock units/phantom stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated.

	Number of Shares		Percentage of	Number of Restricted
	of Common Stock		Common Stock	Stock Units/Phantom
	Owned Beneficially		Owned Beneficially	Stock Units Owned(15)

AXA Financial, Inc.(1)	5,641,396		8.8%	—
Putnam Investments, LLC(2)	5,269,910		8.2%	—
Robert E. Rossiter(3)(4)	320,444	(5)	*	97,081
Kenneth L. Way(3)(4)	300,769	(6)	*	36,371
James H. Vandenberghe(3)(4)	245,501	(7)	*	56,162
Douglas G. DelGrosso(4)	103,845	(8)	*	23,973
Donald J. Stebbins(4)	102,871	(9)	*	18,072
Larry W. McCurdy(3)	17,000	(10)	*	3,988
James A. Stern(3)	10,150	(11)	*	3,988
David P. Spalding(3)	9,750	(12)	*	1,994
Roy E. Parrott(3)	5,800	(12)	*	0
Irma B. Elder(3)	5,450	(12)	*	3,988
Robert W. Shower(3)	5,000	(13)	*	0
Total Executive Officers and Directors as a group (24 individuals)	1,654,331	(14)		—

*	Less than 1%

(1)	We have been informed by AXA Financial, Inc. and certain of its affiliates, in a report on Schedule 13G dated February 11, 2002, that (a) they are parent holding companies of Alliance Capital Management L.P., an investment advisor who acquired the shares solely for investment purposes on behalf of client discretionary investment advisory accounts, (b) they exercise sole power to vote 2,857,975 shares and shared power to vote 689,930 shares, (c) they exercise sole dispositive power over 5,641,396 shares and share dispositive power over no shares, and (d) they beneficially own the shares reported pursuant to the investment advisory role of their subsidiary, Alliance Capital Management L.P. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(2)	We have been informed by Putnam Investments, LLC and its wholly-owned subsidiaries Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, in a report on Schedule 13G dated February 13, 2002, that (a) the subsidiaries are registered investment advisors, (b) Putnam Investments, LLC exercises sole voting power over no shares, shared voting power over 642,093 shares, sole dispositive power over no shares and shared dispositive power over 5,269,910 shares, (c) Putnam Investment Management, LLC exercises sole voting power over no shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 4,476,134 shares, and (d) The Putnam Advisory Company, LLC exercises sole voting power over no shares, shared voting power over 642,093 shares, sole dispositive power over no shares and shared dispositive power over 793,776 shares. The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(3)	The individual is a director.

(4)	The individual is a named executive officer.

(5)	Includes 212,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(6)	Includes 221,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(7)	Includes 170,750 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(8)	Includes 100,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(9)	Includes 97,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(10)	Includes 15,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(11)	Includes 3,750 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date. Also, includes 2,400 shares of common stock held by Mr. Stern’s spouse as custodian for two children under the Uniform Gifts to Minors Act of New York. Mr. Stern disclaims beneficial ownership of these shares.

(12)	Includes 3,750 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(13)	Represents 5,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(14)	Includes 1,330,750 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(15)	The restricted stock units owned by our executive officers and the phantom stock units owned by our non-employee directors have all the economic risk of stock ownership but they may not be voted or sold and, therefore, are not beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on our review of reports filed with the Securities and Exchange Commission by our directors and executive officers and by beneficial owners of 10% or more of our shares, and based on written representations received from these same persons, we believe that all reports required under Section 16(a) of the Securities and Exchange Act were timely made with the following exceptions: (a) on September 10, 2001 a Form 3 was filed on behalf of Raymond Scott, who became an executive officer subject to Section 16(a) requirements in May 2001, (b) on September 10, 2001 a Form 4 was filed on behalf of each of the following executive officers with respect to the shares of our common stock paid to them on April 12, 2001 upon conversion of restricted stock units earned by them in 1997 and deferred until 2001 under the Management Stock Purchase Plan: Douglas DelGrosso — 1,048 shares, Donald Stebbins — 589 shares, and Roger Jackson — 655 shares, (c) on January 17, 2002 an amended Form 4 was filed on behalf of Joseph F. McCarthy which reported, among other things, the sale of 836 shares of our common stock which occurred in August 2001, and (d) on February 14, 2002 a Form 5 was filed on behalf of David Bing which reported, among other things, the purchase of 100 shares of our common stock in October 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth annual and long-term compensation for our named executive officers in the fiscal years ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

				Long-Term Compensation

	Annual Compensation			Awards		Payouts

					Securities
				Restricted	Underlying
Name and				Stock	Options/	LTIP	All Other
Principal Positions	Period	Salary(1)	Bonus(1)(3)	Awards(2)	SARs(3)	Payouts	Compensation

Kenneth L. Way,	2001	$1,000,000	$336,000	$105,000	130,000	$0	$142,821	(4)
Chairman	2000	1,000,000	425,008	781,332	125,000	57,850	131,254
	1999	891,250	829,934	0	60,000	97,263	102,323
Robert E. Rossiter,	2001	$130,000	$420,000	$1,087,500	162,500	$0	$122,965	(5)
President and Chief	2000	880,000	0	1,155,124	200,000	41,024	99,788
Executive Officer	1999	757,500	705,384	0	50,000	68,086	71,997
James H. Vandenberghe,	2001	$402,500	$263,760	$478,125	97,500	$0	$91,019	(6)
Vice Chairman	2000	690,000	0	724,570	75,000	32,755	83,106
	1999	605,416	507,387	70,470	50,000	51,864	57,979
Douglas G. DelGrosso,	2001	$506,644	$74,426	$111,812	65,000	$0	$55,922	(7)
Executive Vice President —	2000	413,333	0	407,039	50,000	15,993	50,294
International	1999	329,380	201,058	100,000	30,000	19,466	33,180
Donald J. Stebbins,	2001	$453,106	$140,453	$50,285	65,000	$0	$53,305	(8)
Executive Vice President —	2000	413,333	0	325,530	50,000	17,115	42,610
Americas	1999	335,000	210,568	29,246	30,000	26,581	26,201

(1)	Under the Management Stock Purchase Plan, named executive officers elected to defer portions of their 2001 salaries and bonuses. Salaries and bonuses are reported net of any deferred amount. For a description of the bonuses earned in 2001 and of the amounts of salary and bonus deferred by each named executive officer, see “Compensation Committee Report — Base Salary and — Annual Incentives” beginning on page 16.

(2)	Pursuant to deferral elections made under the Management Stock Purchase Plan relating to compensation earned in the year ending December 31, 2001, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins received restricted stock units of 2,793; 45,717; 20,100; 3,265 and 2,114, respectively. Under the Management Stock Purchase Plan, Mr. Way currently holds 36,371 restricted stock units with an aggregate value of $1,387,190, Mr. Rossiter currently holds 97,081 restricted stock units with an aggregate value of $3,702,669, Mr. Vandenberghe currently holds 56,162 restricted stock units with an aggregate value of $2,142,019, Mr. DelGrosso currently holds 23,973 restricted stock units with an aggregate value of $914,330, and Mr. Stebbins currently holds 18,072 restricted stock units with an aggregate value of $689,266. The aggregate value of restricted stock units is based on a closing price of our common stock of $38.14 on December 31, 2001, as reported by the New York Stock Exchange. For a description of the Management Stock Purchase Plan, see “Compensation Committee Report — Long-Term Incentives” beginning on page 16.

(3)	In connection with their voluntary deferral elections of year 2000 bonuses and year 2001 salaries under the Management Stock Purchase Plan, on January 10, 2001, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins received options to purchase 65,000, 81,250, 48,750, 32,500, and 32,500 shares of our common stock, respectively, with an exercise price equal to $27.25, and following our stockholders approval of the Amended and Restated Long-Term Stock Incentive Plan at our 2001 Annual Meeting, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins also received options to purchase 65,000, 81,250, 48,750, 32,500 and 32,500 shares of our common stock, respectively, with an exercise price equal to $35.93.

(4)	Represents: matching contributions under the Executive Supplemental Savings Plan of $94,000; 401(k) plan matching contributions of $8,500; life insurance premiums paid by Lear of $24,891; and payments of $15,430 for expenses related to financial planning.

(5)	Represents: matching contributions under the Executive Supplemental Savings Plan of $89,700; 401(k) plan matching contributions of $6,500; life insurance premiums paid by Lear of $10,359; imputed income of $2,786 with respect to life insurance coverage; and payments of $13,620 for expenses related to financial planning.

(6)	Represents: matching contributions under the Executive Supplemental Savings Plan of $59,730; 401(k) plan matching contributions of $8,500; life insurance premiums paid by Lear of $7,359; and payments of $15,430 for expenses related to financial planning.

(7)	Represents: matching contributions under the Executive Supplemental Savings Plan of $33,801; 401(k) plan matching contributions of $6,562; life insurance premiums paid by Lear of $780; imputed income of $480 with respect to life insurance coverage; and payments of $14,299 for expenses related to financial planning.

(8)	Represents: matching contributions under the Executive Supplemental Savings Plan of $34,923; 401(k) plan matching contributions of $2,763; life insurance premiums paid by Lear of $780, imputed income of $540 with respect to life insurance coverage; and payments of $14,299 for expenses related to financial planning.

Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year

      We have three stock option plans (the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Long-Term Stock Incentive Plan), all of which are administered by the Compensation Committee. The following table indicates the options granted to each of our named executive officers during the fiscal year ended December 31, 2001 and the potential value of those options on an aggregated basis. All the options reported below were granted pursuant to the Long-Term Stock Incentive Plan.

Option Grants in Fiscal Year 2001

	Number of	% of Total
	Securities	Options
	Underlying	Granted	Exercise
	Options	Employees in	Price	Expiration	(1)Grant Date
Name	Granted	Fiscal Year	($/Share)	Date	Present Value

Kenneth L. Way	65,000		$27.25	01/10/11	$914,496
	65,000	5.85% (total)	$35.93	05/03/11	1,205,793
Robert E. Rossiter	81,250		$27.25	01/10/11	$1,143,136
	81,250	7.31% (total)	$35.93	05/03/11	1,507,241
James H. Vandenberghe	48,750		$27.25	01/10/11	$685,872
	48,750	4.38% (total)	$35.93	05/03/11	904,345
Douglas G. DelGrosso	32,500		$27.25	01/10/11	$457,248
	32,500	2.92% (total)	$35.93	05/03/11	602,896
Donald J. Stebbins	32,500		$27.25	01/10/11	$457,248
	32,500	2.92% (total)	$35.93	05/03/11	602,896

(1)	The grant-date valuation shown is based upon a Black-Scholes based option pricing model using the following assumptions: (i) an expected volatility of 40.64%; (ii) an interest rate of 5.17%; (iii) dividend payments of zero; (iv) a zero risk of forfeiture and (v) an estimated time of seven (7) years until exercise. For a discussion of the terms of the options granted, see “Compensation Committee Report — Long-Term Incentives” beginning on page 16.

      The following table indicates the value of stock options exercised during the fiscal year ended December 31, 2001 and the value of unexercised stock options held as of December 31, 2001 by each of our named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares Acquired	Value	December 31, 2001	at December 31, 2001(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kenneth L. Way	46,000	941,096	161,000/250,000	$846,540/2,179,810
Robert E. Rossiter	77,000	2,016,329	162,250/331,250	$984,853/3,570,563
James H. Vandenberghe	103,800	2,824,141	120,750/173,750	$618,868/1,309,238
Douglas G. DelGrosso	8,450	227,273	70,500/112,500	$403,945/ 872,825
Donald J. Stebbins	39,100	999,027	67,500/112,500	$397,025/ 872,825

(1)	Based on a closing price of $38.14 per share on December 31, 2001 as reported by the New York Stock Exchange.

      The following table provides information, with respect to our named executive officers, concerning the grants of performance share awards under the Long-Term Stock Incentive Plan.

Long-Term Incentive Plan — Performance Share Awards in Last Fiscal Year

Estimated Future Payouts under
Non-stock
	Performance or	Price-based Plans(1)
Other Period until
	Maturation or	Threshold	Target	Maximum
Name	Payout	(#)	(#)	(#)

Kenneth L. Way(2)	1/1/2001—12/31/03	—	—	—
Robert E. Rossiter	1/1/2001—12/31/03	2,672/2,672	5,255/5,255	7,882/7,882
James H. Vandenberghe	1/1/2001—12/31/03	2,010/2,010	4,020/4,020	6,030/6,030
Douglas G. DelGrosso	1/1/2001—12/31/03	1,261/1,261	2,522/2,522	3,783/3,783
Donald J. Stebbins	1/1/2001—12/31/03	1,156/1,156	2,312/2,312	3,468/3,468

(1)	Represents performance share awards under our Long-Term Stock Incentive Plan. See “Compensation Committee Report — Long-Term Incentives — Performance Share Awards” beginning on page 17. The first number represents the number of shares under the performance share awards that a named executive officer may receive based upon the return on invested capital performance criteria and the second number represents the number of shares under the performance share award that a named executive officer may receive based upon the relative return to shareholders performance criteria.

(2)	Mr. Way did not receive a performance share award for the 1/1/2001 to 12/31/2003 performance period.

Pension Plan and Benefits

Qualified Pension Plan

      The named executive officers (as well as other employees) participate in the Lear Corporation Pension Plan. The pension plan is intended to be a qualified pension plan under the Internal Revenue Code and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined within the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code.

      The pension plan contains multiple benefit formulas but the Lear Corporation benefit formula is the principal formula and all named executive officers are covered by it. Under the Lear Corporation formula, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five consecutive calendar years in the last 15 years of employment in which the participant had his highest earnings. Compensation includes (a) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses and (b) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	1.10% times final average earnings times years of credited service before 1997 (to a maximum of 30 years) plus 1.00% times final average earnings times years of credited service after 1996 (with a maximum of 30 years reduced by years of credited service before 1997) plus 0.65% times final average earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 30 years); and

•	$360.00 times years of credited service.

      Any employee who on January 1, 1997 was an active employee and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

      The benefits under the pension plan become vested once the participant accrues five years of vesting service under the plan.

Pension Equalization Plan

      In addition to the pension plan, we have established the Lear Corporation Pension Equalization Plan. Lear Corporation’s pension plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the pension plan. The Pension Equalization Plan is intended to supplement the benefits under the pension plan for certain highly paid executives whose pension plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Plan benefit equals the difference between the executive’s actual vested accrued pension plan benefit and the pension plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered compensation and total benefits were disregarded. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Plan. Each of Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins participates in the Pension Equalization Plan. The benefits under the Pension Equalization Plan become vested once the participant has either (i) attained age 55 and has 10 years of service with us or (ii) has attained 20 years of service with us.

Executive Supplemental Savings Plan

      In addition to the pension plan and the pension equalization plan, we have established the Lear Corporation Executive Supplemental Savings Plan. The purpose of the plan is to provide participants and their beneficiaries with retirement benefits that could not be earned under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Executive Supplemental Savings Plan also provides retirement benefits that would have been earned under the Retirement Savings Plan, the Pension Plan and/or the Pension Equalization Plan if the participant had not elected to defer compensation under this plan or the Management Stock Purchase Plan (as described above). The benefits under the Executive Supplemental Savings Plan become vested once the participant accrues three years of vesting service under the plan. Certain senior officers are eligible to participate in the Executive Supplemental Savings Plan. Each of Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins participates in the Executive Supplemental Savings Plan.

      The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of service under the pension plan, the pension equalization plan and the supplemental savings plan. Generally, annual compensation used for pension formula purposes includes salary, annual bonus and 80% of the Restricted Stock Awards for the particular year as reported in the Summary Compensation Table.

Pension Table

		Years of Service
	Covered
Annual Compensation	Compensation*	10	15	20	25	30

$500,000	$46,056	$83,506	$125,760	$168,013	$210,266	$252,519
600,000	46,056	100,806	151,810	202,813	253,816	304,819
700,000	46,056	118,106	177,860	237,613	297,366	357,119
800,000	46,056	135,406	203,910	272,413	340,916	409,419
900,000	46,056	152,706	229,960	307,213	384,466	461,719
1,000,000	46,056	170,006	256,010	342,013	428,016	514,019
1,200,000	46,056	204,606	308,110	411,613	515,116	618,619
1,400,000	46,056	239,206	360,210	481,213	602,216	723,219
1,600,000	46,056	273,806	412,310	550,813	689,316	827,819
1,800,000	46,056	308,406	464,410	620,413	776,416	932,419
2,000,000	46,056	343,006	516,510	690,013	863,516	1,037,019
2,200,000	46,056	377,606	568,610	759,613	950,616	1,141,619
2,400,000	46,056	412,206	620,710	829,213	1,037,716	1,246,219
2,600,000	46,056	446,806	672,810	898,813	1,124,816	1,350,819
2,800,000	46,056	481,406	724,910	968,413	1,211,916	1,455,419

*	Indicates the covered compensation for Mr. Way who has the lowest covered compensation of all the named executive officers. The covered compensation for the other named executive officers will be a higher amount and their number of years at the 1.10% formula will be fewer than Mr. Way’s, resulting in a slightly lower payout amount for comparable compensation levels and years of service. Such differences are not expected to be material.

      The pension plan, the Pension Equalization Plan and the Executive Supplemental Savings Plan grant credit for all years of pension service with Lear Siegler Diversified Holdings Corp. and with Lear Corporation, and offset the retirement benefit payable by the Lear Siegler Diversified Holdings Corp. Pension Plan against the benefit payable by the plans. At age 65, it is estimated that under the plans Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins will each have 30 years of credited service.

Retirement Savings Plan

      We have established a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code for non-union salaried employees who have completed one month of service. Under the retirement savings plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her salary each year and Lear Corporation makes a matching contribution on a participant’s contribution of up to five percent of base salary and annual bonus. Lear’s matching contribution is invested in shares of Lear’s common stock. Matching contributions become vested under the retirement savings plan at a rate of 20% for each full year of service. For the year ended December 31, 2001, the matching contribution for each named executive officer was: Mr. Way, $8,500, Mr. Rossiter, $6,500, Mr. Vandenberghe, $8,500, Mr. DelGrosso, $6,562 and Mr. Stebbins, $2,763.

      Our match percentage for each participant under the Lear Corporation Retirement Savings Plan is determined under the following chart and will apply to the participant’s contributions up to five percent of base salary and annual bonus:

Matching
Years of Service	Contribution Percentage

Less than 5	50%
More than 5 but less than 8	75%
8 or more	100%

      Our matching contribution for each participant is invested in shares of our common stock. Each employer matching contribution credited to a participant’s account for a particular calendar year becomes available for transfer to any other investment choice within the Lear Corporation Retirement Savings Plan beginning on February 1 of the year immediately following such employer matching contribution.

      Effective as of January 1, 2002, we suspended matching contributions under our retirement savings plan.

Employment Agreements

      We have entered into employment agreements effective as of July 1, 2000 with each of our named executive officers listed in the Summary Compensation Table. Each employment agreement continually has an unexpired term of three years and is in effect until the date three years after written notice is provided by either party that the agreement is not to be further extended or until the date the executive reaches his or her normal retirement date under our retirement plan for salaried employees then in effect, whichever shall occur first. As of March 15, 2002, Mr. Way’s salary is $1,000,000, Mr. Rossiter’s salary is $1,000,000, Mr. Vandenberghe’s salary is $825,000, Mr. DelGrosso’s salary is $575,000 and Mr. Stebbins’ salary is $575,000. The salaries of each of our named executive officers may be increased at the discretion of the Compensation Committee. In addition, each of Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee.

      Each employment agreement provides that:

•	upon the death of the employee, we will pay to his estate or designated beneficiary his full base salary plus any bonus earned for an additional 12 months;

•	upon termination for disability, the employee will receive all compensation payable under our disability and medical plans and programs plus an additional payment from us so that the aggregate amount of salary continuation from all sources equals, through the remainder of the calendar year following the termination, his base salary at the rate in effect on the date of termination plus any bonus earned, and for the period thereafter through the end of the term of the agreement, his base salary at the rate in effect on the date of termination;

•	upon termination by the employee for good reason or because of constructive termination after a change in control (each as defined in the employment agreement) or by us other than for cause or disability (each as defined in the employment agreement), the employee will receive, the aggregate base salary he would have earned for two years under the employment agreement (at the highest rate received during the term of the agreement), the aggregate bonus he would have received for two years under the employment agreement (based on the highest annual bonus received in the three calendar years preceding the termination) and the cash value of all benefits that would be payable under certain compensation and benefit plans for two years pursuant to the employment agreement, in each case had his employment continued with us for such period;

•	in addition to the foregoing severance payment, upon termination by the employee for good reason or because of constructive termination after a change in control (each as defined in the employment agreement) or by us other than for cause (each as defined in the employment agreement), in consideration for the employee’s non-compete obligation the employee will receive, the aggregate base salary he would have earned for one year under the employment agreement (at the highest rate received during the term of the agreement), the aggregate bonus he would have received for one year under the employment agreement (based on the highest annual bonus received in the three calendar years preceding the termination) and the cash value of all benefits that would be payable under certain compensation and benefit plans for one year pursuant to the employment agreement, in each case had his employment continued with us for such period;

•	upon termination by us for cause, the employee is entitled to receive only unpaid salary and benefits, if any, accrued through the effective date of the employee’s termination; and

•	upon transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of the agreement.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

      No member of the Compensation Committee was, during the fiscal year ended December 31, 2001, an officer, former officer or employee of our company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

      Regardless of anything indicating the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference.

Introduction

      Our Compensation Committee determines the salaries and other entitlements of the executive officers and designs all of our compensation programs and policies. The Compensation Committee is currently composed of three non-employee directors: Mr. McCurdy, Mr. Parrott and Mr. Spalding. Our Board has not rejected or modified any action taken by the Compensation Committee.

Executive Compensation Policy

      The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	provide management with incentive for excellence in individual performance;

•	promote teamwork among managers; and

•	attract and retain highly qualified and effective officers, key employees and directors.

      The Compensation Committee targets total remuneration (i.e., base salary, annual incentives and long-term incentives) of our senior executives at the 75th percentile of our peer group in return for comparable performance. A discussion of each component of executive compensation follows.

Base Salary

      Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies based on research provided by independent consultants. The Compensation Committee focuses primarily on total compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer remuneration. As of December 31, 2001 Mr. Way’s base salary was $1,000,000, Mr. Rossiter’s base salary was $1,000,000, Mr. Vandenberghe’s base salary was $825,000, Mr. DelGrosso’s base salary was $575,000 and Mr. Stebbins’ base salary was $575,000. Pursuant to elections made under the Management Stock Purchase Plan, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins elected to defer $870,000, $382,500, $15,023 and $40,228 of their 2001 salaries, respectively.

Annual Incentives

      Our executive officers participate in the Senior Executive Incentive Compensation Plan. Pursuant to this plan, the Compensation Committee makes annual incentive awards designed to reward past financial performance and the achievement of goals considered important to our future. Awards are made in February or March of each year based on our performance achieved in the previous year.

      Each named executive officer is assigned an annual target opportunity under the Senior Executive Incentive Plan. The target opportunity for a given year’s performance is based 50% upon whether our earnings per share reaches a goal established by the Compensation Committee and 50% upon whether the return on our net assets reaches a goal set by the Compensation Committee. For the year ended December 31, 2001, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins earned annual gross bonuses in the amount of $420,000, $420,000, $263,760, $148,852, and $140,453, respectively. Pursuant to elections made under the Management Stock Purchase Plan, Mr. Way and Mr. DelGrosso elected to defer $84,000 and $74,426 of their 2001 annual cash bonus, respectively.

Long-Term Incentives

      The long-term incentive component of our executive compensation program is designed to provide our senior officers with substantial at-risk components and to align the interests of our senior officers with those of our stockholders. To achieve these goals, the Compensation Committee has:

•	implemented stock ownership guidelines for its senior officers;

•	granted stock options to selected senior officers;

•	granted performance share awards to selected senior officers; and

•	permitted its officers to defer a portion of their base salary and annual incentive bonus in restricted stock units.

Management Stock Ownership Requirements

      The Compensation Committee has implemented stock ownership guidelines that require certain of our officers to achieve, within five years of reaching senior officer status, stock ownership levels ranging from one to five times base salary. Shares of common stock owned, restricted stock units and sixty percent of the value of exercisable stock options in the money as of the date of valuation are counted in satisfying these requirements. Management personnel who have not made substantial progress towards these goals after three years will have up to 50% of their annual incentives delivered in restricted stock units pursuant to the Management Stock Purchase Plan described below.

Stock Options

      Stock options granted under our stock option plans, which become exercisable three years from the date of grant, provide incentive for officers by giving them a strong economic interest in remaining with us and maximizing price appreciation of our common stock. On January 11, 2001, each of the named executive officers received stock options which vested and became exercisable on July 20, 2001 and have an exercise price of $27.25 per share. In addition, on May 3,2001, each of the named executive officers received stock options which vest and become exercisable upon the earlier of May 3, 2004 or the first day after the stock price reaches 135% of the exercise price and averages that price for twenty consecutive trading days. These stock options have an exercise price of $35.93 per share.

Performance Share Awards

      Performance share awards ensure that a significant component of certain employees’ compensation depends upon the achievement of specified financial performance goals over a three year period. The Compensation Committee chooses from among eight commonly used measures of corporate performance to determine the level of payout of performance share awards.

      In February 2002, the Compensation Committee granted performance share awards effective January 1, 2002 to selected employees under the Long-Term Incentive Plan with target performance shares equal on the date of the award to 25% of such employee’s base salary on January 1, 2002. The 2002 performance criteria over a three year period for these performance share awards are our return on invested capital and our relative return to stockholders compared to a peer group of representative independent automotive suppliers which at the time of the grant consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation. For a senior officer to receive shares of common stock or cash for their performance shares, return on invested capital and/or relative return to stockholders over three years must equal or exceed the threshold goals. Our officers may earn additional shares of common stock or cash for their performance share awards if we exceed the target goals for return on invested capital and/or relative return to stockholders.

Management Stock Purchase Plan

      In furtherance of its goal of aligning the interests of officers with those of our stockholders, the Compensation Committee to date permits 100 senior officers and key executives to participate in the Management Stock Purchase Plan. The program is part of the Long-Term Stock Incentive Plan. Under this program, a selected officer or key executive can elect to defer a portion of his or her base salary for the year and annual incentive bonuses based upon the officer’s or key executive’s performance for the prior year and paid under the Senior Executive Incentive Plan or the Management Incentive Plan during the first quarter of the year. In consideration for deferring their salary and/or incentive bonus, participants receive a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% of the amount deferred divided by the fair market value of a share of common stock on the date determined by the Compensation Committee. For restricted stock units credited in April of 2001 for 2001 base salary deferral elections, the value was based on the average high/low price of our common stock during the last five trading days of 2000, and for restricted stock units to be credited in April 2002 for 2001 cash bonus deferral elections, the value will be based on the average high/low price of our common stock during the last five trading days of 2001 which was $37.59. Generally, a participant must hold restricted stock units and remain employed for at least three years, at which time the participant receives a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he or she had held shares of common stock rather than restricted stock units. Pursuant to deferral elections made under the Management Stock Purchase Plan for compensation and annual incentive bonuses earned in the year ending December 31, 2001, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso and Mr. Stebbins received restricted stock units of 2,793, 45,717, 20,100, 3,265 and 2,114, respectively.

Retirement Benefits

      For a description of the retirement benefits we provide, see “Executive Compensation — Pension Plan and Benefits” beginning on page 11.

Estate Preservation Plan

      The Compensation Committee has established the Estate Preservation Plan for certain of our senior executives, each of whom has a significant portion of his net worth invested in our common stock. The Estate Preservation Plan provides the beneficiaries of a participant with funds to pay estate taxes on inherited common stock. Under the Estate Preservation Plan, we purchase a life insurance policy on the joint lives of the participant and his spouse. We own the life insurance policy but endorse a portion of the policy’s proceeds to the participant’s designated beneficiaries. Each participant pays a portion of the policy’s annual premium (until he reaches age 65) and we pay the remainder of the annual premium. After the executive reaches age 65, we pay the entire annual premium and the participant pays income taxes on the imputed income from the policy. Upon the later death of a participant or his spouse, we recover the present value of our premium payments from the tax-free insurance proceeds and the participant’s beneficiaries receive the remaining tax-free insurance proceeds, which they can use to pay the estate taxes on inherited common stock.

Chief Executive Officer Compensation

      Pursuant to his employment agreement, Mr. Rossiter received a salary of $1,000,000 during the fiscal year ending December 31, 2001. Mr. Rossiter was also eligible to participate in the Senior Executive Incentive Plan, the Long-Term Stock Incentive Plan, the stock option plans, the Executive Supplemental Savings Plan and the Estate Preservation Plan.

      The Compensation Committee awarded Mr. Rossiter an annual bonus of $420,000, for services performed in 2001, which was based upon the attainment of targeted earnings per share and targeted return on net assets pursuant to the Senior Executive Incentive Plan. In 2001, the Compensation Committee granted to Mr. Rossiter the following compensation to provide substantial at-risk components and to align the interests of Mr. Rossiter with those of our stockholders: (i) options to purchase 162,500 shares of common stock, and (ii) performance share awards, the ultimate value of which will be determined by our return on invested capital and relative return to our stockholders over a three year period. See “Executive Compensation — Option Grants and Long-Term Incentive Awards in Last Fiscal Year” beginning on page 10.

Tax Treatment of Executive Compensation

      One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Generally, the Compensation Committee intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to annual and long-term incentives in order to avoid losing the tax deduction for non-performance based compensation in excess of $1,000,000 paid to any named executive officer appearing in the Summary Compensation Table. The Compensation Committee may, however, determine that it is necessary to exceed the limitation on deductibility under Section 162(m) to insure executive officers are compensated in a manner consistent with our best interests and those of our stockholders.

      This report is submitted by Messrs. McCurdy, Parrott and Spalding, being all of the members of the Compensation Committee.

Larry W. McCurdy, Chairman
Roy E. Parrott
David P. Spalding

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return from December 31, 1996 through December 31, 2001, the S&P 500 and a peer group (1) of companies we selected for purposes of the comparison and more fully described below. Dividend reinvestment has been assumed and the returns of each company has been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on December 31, 1996 in each of Lear’s common stock, the stocks comprising the S&P 500 Index and the stocks comprising the peer group.

MEASUREMENT PERIOD
(FISCAL YEAR COVERED)	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

LEAR CORPORATION	100.00	139.17	112.80	93.76	72.69	111.75

S&P 500	100.00	133.10	170.82	206.50	187.85	165.51

REVISED PEER GROUP(2)	100.00	130.95	135.11	121.55	105.67	142.56

PREVIOUS PEER GROUP	100.00	130.95	135.11	123.81	113.00	156.04

(1)	We do not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The peer group we have selected is made up of representative independent automobile suppliers of comparable size and products whose common stock is traded on domestic stock exchanges. Our peer group includes ArvinMeritor, Inc., Borg-Warner Automotive, Inc., Collins & Aikman Corporation, Dana Corporation, Delphi Automotive Systems Corporation, Donnelly Corp., Eaton Corp., Gentex Corp., Johnson Controls, Inc., Magna International, Inc., Superior Industries International, Tower Automotive and Visteon Corporation. Delphi and Visteon were not previously included in our peer group because of their limited operating history.

(2)	Delphi began trading in February of 1999 and has been added to the peer group for 1999-2001 and Visteon began trading in June of 2000 and has been added to the peer group for 2000-2001.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

      The Audit Committee of the Board of Directors is responsible for evaluating audit performance, recommending engagement of and managing relations with our independent accountants and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Mr. Shower, Mr. McCurdy and Mrs. Elder, each a non-employee director, and operates under a written charter adopted by the Board of Directors. Mr. Shower, whose three year term expires at this annual meeting, has decided not to stand for re-election as a director to our Board. A copy of the Audit Committee Charter as presently in effect was an appendix to our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 23, 2001. Our Board has determined that all members of the Audit Committee are “independent” for purposes of the New York Stock Exchange listing standards.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosure in the financial statements.

      The Audit Committee has discussed with Arthur Andersen LLP, the Company’s independent accountants for the year ended December 31, 2001, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Arthur Andersen LLP their independence from the Company.

      During fiscal year 2001, we retained our principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts (in 000’s):

•	Audit fees (a): $3,797.

•	Financial information systems design and implementation fees: $0.

•	All other fees (b): $5,181.

(a) Audit fees are for professional services rendered for the audit of the Company’s annual consolidated financial statements and foreign statutory audits for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(b) All other fees include (1) audit related, totaling $1,124, consisting of services traditionally performed by auditors such as benefit plan audits, review and assistance with documents filed with the Securities and Exchange Commission, comfort letters, and technical accounting consultation services and (2) $4,057 of other fees, of which $3,500 relates to tax and United States Customs services.

      The Audit Committee has considered whether the provision of non-audit services rendered above by our principal auditor is compatible with maintaining auditor independence, and believes that the provision of such services is compatible. Notwithstanding the foregoing, the Audit Committee has adopted guidelines which prohibit the engagement of our independent auditors for any of the following non-audit services and arrangements: (1) the performance of any internal audit services, (2) the performance of any information technology systems design services and (3) any arrangement pursuant to which the independent auditors provide personnel to the Company on a temporary basis.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and be filed with the United States Securities and Exchange Commission.

      In past years, the Audit Committee has recommended the appointment of independent auditors for the current year to our Board of Directors, which in turn has recommended ratification of such appointment by our stockholders. Arthur Andersen LLP has served in that capacity for us in the past and is familiar with the Company’s business affairs, financial controls and accounting procedures. This year, in light of the event’s surrounding Arthur Andersen LLP, the Audit Committee and management of the Company are continuing to evaluate the situation and are interviewing additional candidates to serve as our independent auditors for the year ending December 31, 2002. Accordingly, our stockholders are not being asked to ratify the appointment of independent auditors to audit the Company’s financial statements for the year ending December 31, 2002. Our Board of Directors intends to make a timely decision, based on a recommendation from the Audit Committee, with respect to the appointment of our independent auditors for the year ending December 31, 2002 that we believe will be in the best interests of the Company and its stockholders. The Company intends to resume the practice of asking its stockholders to ratify the appointment of independent auditors at subsequent annual meetings.

      This report is submitted by Messrs. Shower and McCurdy and Mrs. Elder, being all of the members of the Audit Committee.

Robert W. Shower, Chairman Larry W. McCurdy Irma B. Elder

CERTAIN TRANSACTIONS

Joint Venture with Bing Manufacturing

      In June 1997, we agreed to form a joint venture named Bing-Lear, L.L.C. (formerly known as Detroit Automotive Interiors, L.L.C.) with Bing Manufacturing, Inc. to manufacture, market, sell and service automobile and light duty truck seating, seating components and seating modules. David Bing, who was one of our directors until his resignation on February 4, 2002, is Chairman and the majority shareholder of Bing Manufacturing and Chairman of the Board of Bing-Lear, L.L.C. From January 1, 2001 through February 4, 2002 we sold $36,447,851 worth of seating components to Bing-Lear, L.L.C. We received no equity distributions from Bing-Lear, L.L.C. during such period.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

      Stockholders who intend to present proposals at the 2003 Annual Meeting of Stockholders pursuant to Securities and Exchange Commission Rule 14a-8 must send notice of their proposal to us so that we receive it no later than November 29, 2002. Stockholders who intend to present proposals at an annual meeting other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. These notice provisions require that, for a proposal to be properly brought before the 2003 Annual Meeting of Stockholders, proper notice of the proposal be received by us no sooner than 120 days and no later than 150 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Joseph F. McCarthy, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

OTHER MATTERS

      We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the enclosed proxy intend to vote the shares they represent in accordance with their own judgments.

      Upon written request by any stockholder entitled to vote at the meeting, we will furnish, without charge, a copy of the Form 10-K Annual Report for 2001 which we filed with the Securities and Exchange Commission, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 15, 2002, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Joseph F. McCarthy, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

By Order of the Board of Directors

Joseph F. McCarthy
Vice President, Secretary
And General Counsel

Dear Stockholder:

     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. on Thursday, May 9, 2002 at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126.

     To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

     In order to assist the Company in preparing for the Meeting, please indicate on item 2 on the proxy whether you currently plan to attend the Meeting.

     If you attend the Meeting in person, detach and bring this letter to the meeting as an admission ticket for you and up to two of your guests.

April 9, 2002

\/ DETACH PROXY CARD HERE \/

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1.	Election of Directors					YES	NO

	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS	2.	Do you plan to attend the Meeting?

Nominees: Robert E. Rossiter and James H. Vandenberghe
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).	In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
*Exceptions

To change your address, please mark this box.

S C A N L I N E

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2002 AT 10:00 A.M.
LEAR CORPORATION
5200 AUTO CLUB DRIVE
DEARBORN, MICHIGAN 48126

ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

LEAR CORPORATION

PROXY/VOTING INSTRUCTION CARD

     This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 9, 2002 or any adjournment or postponement thereof (the “Meeting”).

     The undersigned appoints Joseph F. McCarthy and David C. Wajsgras, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposal 1.

LEAR CORPORATION P.O. BOX 11211 NEW YORK, NY 10203-0211